Exhibit 99.1

                               October 23, 1998

                  Data Systems Network Corporation Announces
                            Status of Recent Events

FARMINGTON HILLS, MICHIGAN - Data Systems Network Corporation (OTC:DSYS) announced today that it is conducting a search for a new auditing firm to replace Plante and Moran, LLP. The Company also announced that the Nasdaq Listing and Hearing Review Council notified the Company that it has affirmed the June 24, 1998 decision of the Nasdaq Qualifications Hearing Panel to de-list the Company, based on the Company's inability to meet listing requirements.

"We have already begun to contact other accountants in search of a firm prepared to assist the Company with its long term plans," Vice President and CFO John O. Lychos Jr. said. The Auditors told the Company that if asked, they would decline re-appointment for the 1998 audit. Mr. Lychos added, "We understand that the audit of 1996 and 1997 was a huge undertaking, especially given the difficult circumstances at the beginning of the year. Plante's efforts were appreciated, but this gives us the opportunity to take some time to search for a long term partner best suited to assist DSNC."

Regarding the Nasdaq decision, Michael W. Grieves, Chairman, President and CEO said, "We are disappointed with Nasdaq's decision, however, we were not surprised by their final ruling. When this fiscal year ends and the results have been audited, we will have three consecutive years of audited financial statements and will pursue our Company's listing options, either with Nasdaq or another exchange."

Data Systems provides computer network services and products that enable the control of complex distributed computing environments and allow companies to capitalize on their investments in technology and people. The company provides a wide range of network integration services including installation, consultation, technical support and training. It also provides specialized services in network management, application development, integrated document management systems and Year 2000 consulting. Based in Farmington Hills, Michigan, Data Systems has 16 offices and more than 230 employees.

                                      -0-
                      For additional information contact
                   Barbara Hauswirth, Director of Marketing
                                 800-544-2086

Certain statements in this release constitute "forward looking statements" within the meaning of the federal securities laws. Such statements involve known and unknown risks and uncertainties, which may cause the company's actual results, performance or achievements to be materially different than any future results, performance or achievements implied in this release. Investors are cautioned that all forward-looking statements involve risks and uncertainty.